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                        Consent of Independent Auditors


We consent to incorporation by reference in the post-effective amendment no. 1 to the registration statement on Form S-8 of The Pittston Company of our report dated March 23, 2001, relating to the statements of financial condition of the 1994 Employee Stock Purchase Plan of The Pittston Company as of December 31, 2000 and 1999, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2000, which report appears in the 2000 Annual Report on Form 11-K of the 1994 Employee Stock Purchase Plan of The Pittston Company.


/s/ KPMG, LLP

Richmond, Virginia
September 26, 2001